Exhibit 99.1

Investor/Press Contact:
FOR IMMEDIATE RELEASE	Kara B. Jenny
Chief Financial Officer
Bluefly, Inc.
212-944-8000 ext. 286
kara.jenny@bluefly.com

BLUEFLY REPORTS SECOND QUARTER 2012 RESULTS

Net sales decrease by 8% while members increase by over 400% and inventory turns increase by 32%

NEW YORK – August 14, 2012 – Bluefly, Inc. (NASDAQ Capital Market: BFLY), a leading online retailer of designer brands, fashion trends and superior value (www.bluefly.com), today announced an 8% decrease in net sales and an improvement in inventory turns by approximately 32%.

“During this year, we embarked upon a new strategy that focuses on lowering our customer acquisition costs, increasing the lifetime value of our customers while improving our use of capital.” Joseph C. Park, Bluefly’s Chief Executive Officer stated. “We have focused on improving our inventory turns by being more competitive with our pricing. As we move forward we plan to shift the inventory mix toward higher inventory margin product and we plan to add more revenue streams that require minimal working capital. Our top line performance fell short of our expectations and gross margins were negatively impacted by our transition into this strategy as we were promotional and deliberately reduced our inventory receipts. We believe that these initiatives will take time to materialize, but we expect gross margins to improve over time as these initiatives take effect.”

“We also expect to lower our customer acquisition costs as we sign up more visitors to both bluefly.com and Belle & Clive to become subscribers to our email marketing program. This in turn will enable us to more cost effectively market to our customers without spending significantly more marketing dollars, which will lower our customer acquisition costs and increase the lifetime value of our customers. While our total marketing spend increased, we’ve already seen improvements in our per member acquisition costs as we acquired more members at a lower price for the three months ended June 30, 2012, compared to the three months ended June 30, 2011.”

Concurrently with the release of the second quarter results, the Company also announced the completion of a $3.0 million secured debt financing, with two of its largest existing stockholders -- Rho Ventures VI, L.P. and Prentice Consumer Partners, LP -- each providing $1.5 million. The Rho debt is convertible into equity at Rho's option. A detailed description of the terms of the financing is included in the Company's quarterly report on form 10-Q.

Results for the second quarter of 2012 included the following highlights:

•	Net sales decreased by approximately 8% to $22.2 million, from $24.0 million in the second quarter of 2011, primarily as a result of a 10% decrease in average order size, related to more promotional activity, which was partially offset by an increase in customer orders, and, in part, a planned decrease in inventory purchases since the beginning of the year. In addition, included in net sales for the second quarter of 2011 was an opportunistic sale of inventory to a third-party in the amount of $1.3 million.

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•	Gross profit margin decreased to 19.9%, from 31.2% in the second quarter of 2011 primarily attributable to the deliberate shift in our strategy as we increase inventory turns by selling merchandise at lower gross margin percentages. While our gross profit margin decreased during the quarter, our inventory turns have improved by 32% for the three months ended June 30, 2012 compared to the three months ended June 30, 2011.Total operating expenses increased by approximately 8% to $9.3 million, from $8.6 million in the second quarter of 2011. The increase in total operating expenses was primarily attributable to an increase in selling and fulfillment expenses of $0.5 million and an increase in marketing expenses of $0.1 million compared to the second quarter of 2011.

•	Operating loss increased to $4.9 million, from $1.1 million in the second quarter of 2011.

•	Net loss attributable to stockholders was $4.9 million, or $0.17 per share (based on 28.6 million weighted average shares outstanding), compared to a net loss attributable to stockholders of $1.0 million, or $0.04 per share (based on 24.6 million weighted average shares outstanding), in the second quarter of 2011.

•	Adjusted negative EBITDA increased to $3.8 million, from an adjusted negative EBITDA of $0.03 million in the second quarter of 2011.

•	Cash and cash equivalents decreased to $1.7 million at June 30, 2012, compared to $4.4 million at December 31, 2011.

•	Inventory decreased to $25.2 million at June 30, 2012, compared to $32.1 million at December 31, 2011.

To supplement the consolidated financial results for the second quarter of 2012 presented in accordance with generally accepted accounting principles (GAAP), the Company is also reporting adjusted EBITDA as a non-GAAP financial measure that the Company believes allows for a better understanding of its operating performance.  The Company defines adjusted EBITDA as net loss attributable to Bluefly, Inc. stockholders excluding interest income, interest expense, income tax provision, depreciation and amortization expenses adjusted for non-cash stock-based compensation expenses.  The Company believes that this non-GAAP financial measure, when shown in conjunction with the corresponding GAAP measures, enhances the investor’s and management’s overall understanding of the Company’s current operating performance and provides greater transparency with respect to key operating metrics used by management in its financial and operational decision making process.  The Company considers this non-GAAP financial measure to be useful because it excludes certain non-cash and non-operating charges, which enables investors and management to analyze trends in the Company’s operations.  The presentation of this non-GAAP financial measure is not intended to be considered in isolation, as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP.  For more information, please see the table captioned “Reconciliation of Non-GAAP Financial Information,” which provides a full reconciliation of actual results to the non-GAAP financial measures.

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About Bluefly, Inc.

Founded in 1998, Bluefly, Inc. (NASDAQ Capital Market: BFLY) is a leading online retailer of designer brands, fashion trends and superior value. Bluefly is headquartered at 42 West 39th Street in New York City, in the heart of the Fashion District. In 2011, Bluefly expanded its portfolio, launching Belle & Clive, a Members-only shopping destination that presents highly-curated selections of important brands via limited-time sale events; and Eyefly, an online portal for fashionable prescription eyeglasses starting at $99. For more information, please call 212-944-8000 or visit www.bluefly.com.

This press release may include statements that constitute “forward-looking statements,” usually containing the words “believe,” “project,” “expect” or similar expressions. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. The risks and uncertainties are detailed from time to time in reports filed by the Company with the Securities and Exchange Commission, including Forms 8-K, 10-Q and 10-K. These risks and uncertainties include, but are not limited to, the following: the Company’s history of losses and anticipated future losses; the risk of availability of additional capital, if required, to satisfy the Company’s needs for cash flow, inventory supply and growth of the business; the Company’s ability to realize benefits from new initiatives such as its members-only web site Belle and Clive; risks related to the Company’s shift in strategy to emphasize inventory turns over product margin; the risks that our reduction in spending on offline marketing in favor of online methods will continue to be successful; risks associated with the new Belle & Clive initiative; risks associated with the slow recovery from the unfavorable general economic environment; risks associated with affiliates of Rho Ventures, LP, affiliates of Soros Fund Management, private funds associated with Maverick Capital Ltd. and affiliates of Prentice Capital Management, LP each owning a significant portion of our stock; the potential failure to forecast revenues and/or to make adjustments to our operating plans necessary as a result of any failure to forecast accurately; unexpected changes in fashion trends; cyclical variations in the apparel and e-commerce markets; risks associated with our dependence on certain concentrations of suppliers for a material portion of our inventory; the risk of default by us under our credit facility and the consequences that might arise from us having granted a lien on substantially all of our assets under that agreement; risks of litigation related to the sale of unauthentic or damaged goods and litigation risks related to sales in foreign countries; our potential exposure to product liability claims in the event that products sold by us are defective; the dependence on third parties and certain relationships for certain services, including our dependence on UPS and USPS (and the risks of a mail slowdown due to terrorist activity) and our dependence on our third-party web hosting, fulfillment and customer service centers; online commerce security risks; our ability to raise additional capital, if needed, to support the growth of our business; risks related to brand owners’ efforts to limit our ability to purchase products indirectly; management of potential growth; the competitive nature of our business and the potential for competitors with greater resources to enter the business; the availability of merchandise; the need to further establish brand name recognition; risks associated with our ability to handle increased traffic and/or continued improvements to our Web Site; rising return rates; dependence upon executive personnel who do not have long-term employment agreements; the successful hiring and retaining of new personnel; risks associated with expanding our operations; risks associated with potential infringement of other’s intellectual property; the potential inability to protect our intellectual property; government regulation and legal uncertainties; uncertainties relating to the imposition of sales tax on Internet sales and our ability to utilize our net operating losses.

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CONSOLIDATED STATEMENTS OF OPERATIONS - UNAUDITED

	Three Months Ended
	June 30,
	2012	2011

Net sales	$22,215,000	$24,037,000
Cost of sales	17,786,000	16,544,000
Gross profit	4,429,000	7,493,000

Gross margin	19.9%	31.2%

Selling and fulfillment expenses	5,150,000	4,609,000
Marketing expenses	2,231,000	2,098,000
General and administrative expenses	1,955,000	1,927,000
Total operating expenses	9,336,000	8,634,000

Operating loss	(4,907,000)	(1,141,000)

Other interest expense, net	(113,000)	(55,000)

Net loss	(5,020,000)	(1,196,000)

Less: net loss attributable to non-controlling interest in Eyefly LLC	(71,000)	(164,000)

Net loss attributable to Bluefly, Inc. stockholders	$(4,949,000)	$(1,032,000)

Basic and diluted net loss per common share attributable to Bluefly, Inc.
stockholders	$(0.17)	$(0.04)

Weighted average common shares outstanding (basic and diluted)	28,576,612	24,611,736

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SELECTED CONSOLIDATED BALANCE SHEET
DATA & KEY METRICS – UNAUDITED

	June 30,	December 31,
	2012	2011
Cash and cash equivalents	$1,686,000	$4,413,000

Inventories, net	25,243,000	32,083,000

Prepaid expenses and other current assets	3,448,000	6,240,000

Property and equipment, net	6,512,000	5,705,000

Current liabilities	21,801,000	21,997,000

Stockholders’ equity (including non-controlling interest in Eyefly LLC)	15,394,000	26,256,000

	Three Months Ended
	June 30,
	2012	2011

Average order size (including shipping & handling)*	$282.99	$315.45
New members added during the period*	417,593	79,376

*Excludes Eyefly

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RECONCILIATION OF NON-GAAP FINANCIAL INFORMATION – UNAUDITED

	Three Months Ended
	June 30,
	2012	2011

Net loss attributable to Bluefly, Inc. stockholders	$(4,949,000)	$(1,032,000)

Interest income	--	(4,000)
Interest expense	113,000	58,000
Depreciation and amortization expenses	744,000	721,000
Non-cash stock-based compensation expenses	287,000	224,000

Adjusted EBITDA	$(3,805,000)	$(33,000)

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